Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86444) pertaining to the JetBlue Airways Corporation 2002 Stock Incentive Plan and the JetBlue Airways Corporation Crewmember Stock Purchase Plan and in the Registration Statements (Form S-3 No. 333-119549, Form S-3 No. 333-108616 and Form S-3 No. 333-109546) of JetBlue Airways Corporation and in the related Prospectuses of our report dated February 7, 2005, except for Note 1, as to which the date is October 11, 2005 with respect to the consolidated financial statements of JetBlue Airways Corporation included in this current Report (Form 8-K).

/s/ ERNST & YOUNG LLP
New York, New York
October 11, 2005